Exhibit 99.1

Company Contact:

Moriah Shilton

Sr. Director, Communications & Investor Relations

408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES SECOND QUARTER 2013 RESULTS

- Quarterly Dividend Declared -

San Jose, Calif.- July 31, 2013 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company” or “we”) announced its results for the second quarter ended June 30, 2013. Total revenue from combined continuing operations and discontinued operations for the second quarter of 2013 was $49.3 million, of which $46.6 million was from continuing operations. Generally accepted accounting principles (GAAP) net loss from continuing operations for the second quarter of 2013 was $24.0 million, or $0.45 per basic share. Non-GAAP net loss for the second quarter of 2013 was $12.3 million or $0.23 per basic share. Non-GAAP net loss excludes non-recurring charges of $5.9 million, $5.2 million in amortization of acquired intangibles, and $5.0 million of stock based compensation and the related tax effect of such items of $4.4 million.

Year over Year Comparison

In the second quarter of 2013, total revenue from continuing operations was $46.6 million. Compared with the Company’s second quarter of 2012 revenue from continuing operations of $58.3 million, this is a decrease in total revenue from continuing operations of $11.7 million. The decline was due to a decrease in the Intellectual Property business revenue of $10.1 million and a decrease in the DigitalOptics (DOC) revenue of $1.6 million.

The Company’s Intellectual Property revenue for the second quarter of 2013 was $42.9 million, compared to $53.0 million in the year ago quarter. The $10.1 million decrease was due to the absence of royalty revenue from Micron Technology, Inc., whose license agreement expired in May of 2012, and Powertech Technology Inc. (PTI), who last made a payment in the third quarter of 2012. Second quarter of 2013 Intellectual Property revenue included $18.9 million in episodic revenue.

The Company’s DOC revenue from continuing operations for the second quarter of 2013 was $3.7 million, compared to $5.3 million in the year ago quarter. The $1.6 million decrease was due to lower revenues from the Company’s image enhancement technologies.

Non-GAAP net loss for the second quarter of 2013 was $12.3 million or $0.23 per basic share. Non-GAAP net income/loss is defined as income/loss and operating expenses adjusted for discontinued operations, restructuring and other exit costs, acquired intangibles amortization, charges for acquired in-process research and development, stock-based compensation expense, impairment charges on long-lived assets and goodwill, and related tax effects.

“The second quarter of 2013 was a positive one for the Company in a few areas,” stated Thomas Lacey, interim CEO of Tessera Technologies, Inc. “First, we had our first quarter of increased recurring revenue from the two SK hynix agreements announced in early January, which, as we have said, will generate significantly higher recurring revenue from SK hynix on an annual basis. Second, we received nearly $19 million of episodic revenue, which, as our stockholders know, will be put towards the special dividend we will declare in next year’s second quarter. And, we announced Samsung had licensed DOC’s Face Detection and Face Tracking software technology for use in its Samsung Galaxy S4s, the revenue impact of which we will start to see in the third quarter as we recognize royalty revenue one quarter in arrears.

“For the remainder of 2013, we have three key priorities; relicense DRAM manufacturers to our innovative IP patent portfolios, rationalize our DOC strategy and determine the best strategic alternative for this business, and stabilize and streamline our Company’s overall infrastructure and operations. We have already taken, significant steps and continue to make progress on all fronts. I look forward to updating our stockholders on our progress in the coming months.”

Discontinued Operations

Beginning in the second quarter of 2013, the Company has classified financial results for its DigitalOptics facilities in Zhuhai, China and Charlotte, North Carolina as discontinued operations. Refer to the discussion of discontinued operations below for further details. Second quarter of 2013 discontinued operations included total revenue of $2.7 million, GAAP operating expenses of $7.8 million, and a tax benefit of $13.3 million. This compares with total revenue from discontinued operations of $2.5 million, GAAP operating expenses of $20.7 million and tax provision of $0.9 million in the first quarter of 2013. The expense decrease quarter over quarter reflects the Company’s winding down of operations in its facility in Zhuhai during the second quarter as well as higher restructuring and impairment charges incurred in the first quarter related to the Zhuhai operation. The increase in tax benefit attributable to discontinued operations in the second quarter is a reflection of the allocation of total tax benefit between continuing and discontinued operations.

Balance Sheet

Total current assets were $417.9 million at June 30, 2013, a decrease of $25.8 million from March 31, 2013. Cash, cash equivalents and short-term investments were $380.5 million at June 30, 2013, a decrease of $22.2 million from March 31, 2013. The quarter over quarter decrease resulted from a combination of the cash loss from operations of $13.7 million, $21.4 million of dividend payments, $1.6 million net capital expenditures, and $1.7 million of intellectual property purchases, offset by $16.8 million cash proceeds from stock option exercises.

Dividends

On May 31, 2013, $16.1 million was paid to stockholders of record as of May 23, 2013, for a special cash dividend of $0.30 per common share. This dividend is part of the capital allocation strategy outlined by the Company during the second quarter, whereby a portion of episodic gains will be distributed through annual special dividends and share repurchases.

On June 13, 2013, $5.3 million was paid to stockholders of record as of May 23, 2013, for the quarterly $0.10 per share of common stock cash dividend.

On July 17, 2013, the board of directors declared a cash dividend of $0.10 per share of common stock for the third quarter, payable on Sept. 19, 2013, for stockholders of record at the close of business on Aug. 29, 2013.

Financial Guidance

The Company’s financial guidance for the third quarter of 2013 is based on results from continuing operations and excludes revenue and expenses associated with discontinued operations. We have also provided below an estimate of the net loss from discontinued operations for the third quarter of 2013.

For the third quarter, the Company’s guidance is as follows:

The Company expects total revenue for the upcoming third quarter of 2013 to range between $35 million and $38 million. Intellectual Property revenue is expected to range between $30 million and $33 million. The Company expects DigitalOptics revenue to be approximately $5 million.

GAAP operating expenses are expected to range between $59 million and $63 million, and includes

•	Cost of sales, R&D, and SG&A roughly equal with the prior quarter,

•	Litigation expenses equal to or slightly below the prior quarter,

•	Amortization of intangibles of $5 million,

•	Stock based compensation expense of $3 million, and

•	$1 million for restructuring.

The Company’s assumed tax rate is 30%. The Company expects a net loss from discontinued operations of between $1 million and $4 million.

Conference Call Information

The Company will hold its second quarter 2013 earnings conference call at 5:00 A.M. Pacific (8:00 A.M. Eastern) today. To access the call in the U.S., please dial (888) 723-9308, and for international callers dial 706-643-3789, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 855-859-2056. International callers please dial 404-537-3406. Enter access code 16889460.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s financial results and guidance, the effects and duration of the SK hynix patent license agreements and Samsung’s license to DOC’s Face Detection and Face Tracking software, the declaration and payment of dividends, the relicensing of DRAM manufacturers, DOC strategies and strategic alternatives, and stabilizing and streamlining the Company’s overall infrastructure and operations. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Recurring and Episodic Revenue

Recurring revenue is defined as revenue from payments made pursuant to a license agreement or other agreement that are scheduled to occur over at least one year of time. Episodic revenue is revenue other than revenue payable over at least one year pursuant to a contract. Episodic revenue includes non-recurring engineering fees, initial license fees, back payments resulting from audits, damages awards from courts or other tribunals, and lump sum settlement payments. Although the royalty revenue reported by the Company’s licensees quarterly is generally not assured, for ease of reference, the Company refers to these revenues as “recurring revenue”.

Importantly, a source of episodic revenue may become a source of recurring revenue, when, for example, a company settles litigation with the Company by paying a settlement amount and entering into a license agreement that calls for an initial license fee and ongoing royalty payment over several years. In that scenario, the settlement amount would be episodic revenue, as would the initial license fee, and the ongoing royalties would be recurring revenue.

Discontinued Operations

In March of 2013, the Company determined its DigitalOptics business was to be restructured and announced its plans to close its facility in Zhuhai, China and announced the consolidation of its manufacturing capabilities to Taiwan. The Company will continue to assemble lens barrels and make limited quantities camera modules in the Taiwan facility, but will increasingly rely on partners for high volume manufacturing. In the fourth quarter of 2012, the Company announced that its business in Charlotte, North Carolina was no longer part of its long-term strategy, and that it was exploring strategic alternatives for this business. In the second quarter of 2013, the Company actively pursued a sale of this business. The Company has classified the revenue and expenses related to the Zhuhai facility and the business in Charlotte as discontinued operations starting with this second quarter of 2013, and also reclassified results from those facilities to discontinued operations for all prior reporting periods.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company’s earnings release contains non-GAAP financial measures adjusted for discontinued operations, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, all forms of stock-based compensation, impairment charges on long-lived assets and goodwill, restructuring and other related exit costs, and related tax effects. The non-GAAP financial measures also exclude the effects of FASB Accounting Standards Codification 718, “Stock Compensation” upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net loss to the Company’s reported GAAP net loss.

- Tables Follow -

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$76,770	$103,802
Short-term investments	303,736	338,801
Accounts receivable, net	2,237	8,440
Short-term deferred tax assets	4,272	3,880
Assets held for sale	4,311	—
Current assets of discontinued operations	13,256	19,331
Other current assets	13,346	14,822

Total current assets	417,928	489,076

Property and equipment, net	55,912	50,550
Intangible assets, net	97,597	117,806
Long-term deferred tax assets	57,738	22,499
Long-term assets of discontinued operations	730	18,224
Other assets	860	6,947

Total assets	$630,765	$705,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,135	$11,984
Accrued legal fees	11,534	11,524
Accrued liabilities	14,581	17,306
Deferred revenue	4,597	4,837
Current liabilities of discontinued operations	4,874	7,521

Total current liabilities	41,721	53,172

Long-term deferred tax liabilities	—	3,102
Other long-term liabilities	5,752	6,403
Stockholders’ equity:
Common stock	54	53
Additional paid-in capital	508,751	480,347
Treasury stock	(10,854)	(10,642)
Accumulated other comprehensive income	(107)	119
Retained earnings	85,448	172,548

Total stockholders’ equity	583,292	642,425

Total liabilities and stockholders’ equity	$630,765	$705,102

TESSERA TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Royalty and license fees	$32,225	$58,185	$58,940	$101,449
Past production payments	14,000	—	15,500	—
Product and service revenues	389	130	838	404

Total revenues	46,614	58,315	75,278	101,853

Operating expenses:
Cost of revenues	1,014	2,117	2,828	4,034
Research, development and other related costs	20,170	21,521	43,575	42,231
Selling, general and administrative	24,642	23,299	48,655	46,769
Litigation expense	17,406	6,724	31,487	10,216
Restructuring, impairment of long-lived assets and other charges	5,947	—	17,600	—

Total operating expenses	69,179	53,661	144,145	103,250
Operating income (loss) from continuing operations	(22,565)	4,654	(68,867)	(1,397)
Other income and expense, net	486	987	822	1,655

Income (loss) before income taxes from continuing operations	(22,079)	5,641	(68,045)	258
Provision for (benefit from) income taxes	1,899	3,977	(18,540)	2,813

Income (loss) from continuing operations	(23,978)	1,664	(49,505)	(2,555)
Income (loss) from discontinued operations, net of tax	8,164	(2,073)	(10,932)	(5,942)

Net loss	$(15,814)	$(409)	$(60,437)	$(8,497)

Income (loss) per share:
Income (loss) from continuing operations:
Basic	$(0.45)	$0.03	$(0.94)	$(0.05)

Diluted	$(0.45)	$0.03	$(0.94)	$(0.05)

Income (loss) from discontinued operations:
Basic	$0.15	$(0.04)	$(0.21)	$(0.11)

Diluted	$0.15	$(0.04)	$(0.21)	$(0.11)

Net loss:
Basic	$(0.30)	$(0.01)	$(1.14)	$(0.16)

Diluted	$(0.30)	$(0.01)	$(1.14)	$(0.16)

Cash dividends declared per share	$0.40	$0.10	$0.50	$0.10

Weighted average number of shares used in per share calculations-basic	53,157	51,881	52,789	51,765

Weighted average number of shares used in per share calculations-diluted	53,984	52,072	52,789	51,765

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS FROM GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
GAAP income (loss) from continuing operations	$(23,978)	$1,664	$(49,505)	$(2,555)
Adjustments to GAAP net loss:
Stock-based compensation - cost of revenues	80	248	134	398
Stock-based compensation - research, development and other related costs	808	1,483	1,736	2,875
Stock-based compensation - selling, general and administrative	4,064	3,013	5,468	5,207
Amortization of acquired intangibles - cost of revenues	824	1,596	2,420	3,193
Amortization of acquired intangibles - research, development and other related costs	1,468	1,353	2,984	2,706
Amortization of acquired intangibles - selling, general and administration	2,892	2,899	5,815	5,826
Restructuring, impairment of long-lived assets and other charges	5,947	—	17,600	—
Tax adjustments for non-GAAP items	(4,417)	(2,786)	(10,494)	(5,252)

Non-GAAP net income (loss) from continuing operations	$(12,312)	$9,470	$(22,842)	$12,398

Non-GAAP net income (loss) from continuing operations per common share - diluted	$(0.23)	$0.18	$(0.45)	$0.23

Non-GAAP weighted average number of shares used in per share calculations excluding the effects of stock-based compensation - diluted	53,157	52,897	52,789	52,919

TESSERA TECHNOLOGIES, INC.

SEGMENT INFORMATION FROM CONTINUING OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Intellectual Property Segment:
Royalty and license fees	$28,828	$52,974	$52,966	$92,002
Past production payments	14,000	—	15,500	—
Product and service revenues	41	—	41	—

Total Intellectual Property revenues	42,869	52,974	68,507	92,002

DigitalOptics Segment:
Royalty and license fees	3,397	5,211	5,974	9,447
Product and service revenues	348	130	797	404

Total DigitalOptics revenues	3,745	5,341	6,771	9,851

Total revenues	46,614	58,315	75,278	101,853

Operating Expenses:
Intellectual Property Segment	32,509	23,234	61,854	43,325
DigitalOptics Segment	21,444	18,655	54,581	35,588
Corporate Overhead	15,226	11,772	27,710	24,337

Total operating expenses	69,179	53,661	144,145	103,250
Operating (income) loss:
Intellectual Property Segment	10,360	29,740	6,653	48,677
DigitalOptics Segment	(17,699)	(13,314)	(47,810)	(25,737)
Corporate Overhead	(15,226)	(11,772)	(27,710)	(24,337)

Total operating income (loss) from continuing operations	$(22,565)	$4,654	$(68,867)	$(1,397)

TESSERA TECHNOLOGIES, INC.

NET INCOME (LOSS) OF DISCONTINUED OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Product and service revenues	$2,663	$3,109	$5,123	$6,244

Total revenues	2,663	3,109	5,123	6,244

Operating Expenses:
Cost of revenues	3,292	3,480	9,420	7,323
Research, development and other related	2,252	3,349	4,796	6,084
Selling, general and administrative	1,695	1,138	2,932	2,279
Restructuring, impairment of long-lived assets and other charges	544	—	4,646	—
Impairment of goodwill	—	—	6,664	—

Total operating expenses	7,783	7,967	28,458	15,686

Loss from discontinued operations before taxes	(5,120)	(4,858)	(23,335)	(9,442)
Benefit from income taxes	(13,284)	(2,785)	(12,403)	(3,500)

Net income (loss) from discontinued operations	$8,164	$(2,073)	$(10,932)	$(5,942)